Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
Registration Statement Under the Securities Act of 1933

(Form Type)

Arcadium Lithium plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (7)
Equity	Ordinary Shares, par value $1.00 per share (“Ordinary Shares”)	457(c) and 457(h)	64,548,000 (2)	$6.89 (5)	$444,735,720.00	0.0001476	$65,642.99
Equity	Ordinary Shares	457(c) and 457(h)	1,518,531 (3)	$6.89 (5)	$10,462,678.59	0.0001476	$1,544.29
Equity	Ordinary Shares	457(h)	5,060,774 (4)	$6.73 (6)	$34,059,009.02	0.0001476	$5,027. 11
Total Offering Amounts					$489,257,407.61		$72,214.39
Total Fee Offsets							--
Net Fee Due							$72,214.39

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of ordinary shares (“Ordinary Shares”) of Arcadium Lithium plc (the “Registrant”) registered hereunder includes an indeterminable number of shares of Ordinary Shares that become issuable by reason of any share dividend, share split or other similar transaction.

(2)	Represents Ordinary Shares reserved for issuance under the Arcadium Lithium plc Omnibus Incentive Plan.

(3)	Represents Ordinary Shares issuable under outstanding restricted stock units (the "Legacy Livent RSU Awards") granted pursuant to the Livent Corporation Incentive Compensation and Stock Plan (the "Livent Plan") that were assumed by the Registrant in connection with the completion of the of the transactions contemplated by the transaction agreement (as amended, the "Transaction Agreement), dated as of May 10, 2023, by and between the Registrant, Livent Corporation, Allkem Limited, Arcadium Lithium Intermediate IRL Limited and Lightning-A Merger Sub, Inc. (such transaction, the "Merger") and thereupon converted into awards with respect to Ordinary Shares.

(4)	Represents Ordinary Shares issuable under outstanding stock options (the "Legacy Livent Option Awards") granted pursuant to the Livent Plan that were assumed by the Registrant in connection with the completion of the Merger and thereupon converted into awards with respect to Ordinary Shares.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on $6.89, which is the average of the high and low prices per Ordinary Share on the New York Stock Exchange on January 4, 2024.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the weighted average per share exercise price (rounded to nearest cent).

(7)	Rounded up to the nearest penny.